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EXHIBIT 1

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                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1.   NAME AND ADDRESS OF COMPANY.

          Breakwater Resources Ltd.
          Suite 950
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE.

          September 22, 2004

ITEM 3.   NEWS RELEASE.

          A news release was issued on September 22, 2004 through Canada NewsWire and subsequently filed on SEDAR.

ITEM 4.   SUMMARY OF MATERIAL CHANGE.

          Breakwater Resources Ltd.'s ("Breakwater") earnings, cash flows and common share price are highly sensitive to the price of zinc in particular and commodity prices in general.

          Following the acquisition of the Myra Falls operation, management of Breakwater has calculated the sensitivity of Breakwater's earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2005.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE.

          Breakwater's earnings, cash flows and common share price are highly sensitive to the price of zinc in particular and commodity prices in general.

          Following the acquisition of the Myra Falls operation, management of Breakwater has calculated the sensitivity of Breakwater's earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2005.

          The following table illustrates these sensitivities.

          ------------------------------------------------------------------------------------------
                                     Sensitivities as reported in the       Sensitivities for 2005
                                        2003 Annual Report for 2004            (Cdn$ thousands)
                                              (Cdn$ thousands)
          ------------------------------------------------------------------------------------------
          Zinc (US$0.01/pound)                      3,010                            3,202
          ------------------------------------------------------------------------------------------
          Lead (US$0.01/pound)                        315                              284
          ------------------------------------------------------------------------------------------
          Copper (US$0.01/pound)                       72                              311
          ------------------------------------------------------------------------------------------
          Silver (US$0.10/ounce)                      174                              291
          ------------------------------------------------------------------------------------------
          Gold (US$10.00/ounce)                       436                              725
          ------------------------------------------------------------------------------------------
          Exchange rate (US$0.01/Cdn$)*               763                            1,342
          ------------------------------------------------------------------------------------------
          *When the Canadian dollar weakens against the US dollar earnings would increase.

          The Company expects to produce 403 million pounds of zinc in concentrate this year, 360 million pounds in 2005 and 404 million pounds in 2006. The 2005 production estimate

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          anticipates the closure of both the Bouchard-Hebert and Bougrine mines and the 2006 production estimate anticipates the start-up of Langlois.

          This material change report on Form 51-102F3 contains forward-looking statements within the meaning of the United States Private Securities Legislation Reform Act of 1995. When used in this material change report the words "anticipate", "believe", "intend ", "estimate", "plans", "projects", "expect", "will", " budget", "could", "may", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those currently anticipated are described in the Company's most recent Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102.

          Not applicable.

ITEM 7.   OMITTED INFORMATION.

          No material information was omitted from this material change report.

ITEM 8.   EXECUTIVE OFFICER

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

ITEM 9.   DATE OF REPORT

          October 1, 2004.

          BREAKWATER RESOURCES LTD.

          "E. Ann Wilkinson" (signed)

          _____________________________________
          E. Ann Wilkinson
          Corporate Secretary


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